Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2010 Results

Strengthens U.S. Mortgage Insurance Reserves By $350 Million

To Address Current Housing Market Expectations

14%1 Increase in International Net Operating Income

7% Increase in Retirement & Protection Net Operating Income

Richmond, VA (February 2, 2011) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the fourth quarter of 2010. The company reported a net loss2 of $161 million, or $0.33 per diluted share, compared with net income of $40 million, or $0.08 per diluted share, in the fourth quarter of 2009. The net operating loss3 for the fourth quarter of 2010 was $135 million, or $0.28 per diluted share, compared with net operating income of $94 million, or $0.19 per diluted share, in the fourth quarter of 2009. Fourth quarter results included approximately $350 million pre-tax of reserve strengthening ($228 million net of tax) in the U.S. Mortgage Insurance (U.S. MI) business, reflecting Genworth’s experience and current expectations of housing market conditions.

	Three months ended December 31 (Unaudited)
	2010		2009
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net income (loss)	$(161)	$(0.33)	$40	$0.08
Net operating income (loss)	$(135)	$(0.28)	$94	$0.19
Weighted average diluted shares	489.6		492.2

[1]	Percentage change excludes the impact of foreign exchange.
[2]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, net operating income (loss), net operating income (loss) per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, net operating income (loss) available to Genworth’s common stockholders, net operating income (loss) available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.

[3]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

At the segment level, Genworth’s results in the quarter included net operating income of $138 million from Retirement and Protection and $117 million in International. This was more than offset by a net operating loss of $352 million in U.S. MI.

Net Operating Income (Loss) By Segment (in millions)	Q4 10	Q4 09
Retirement and Protection	$138	$129
International	117	101
U.S. Mortgage Insurance	(352)	(74)

“We demonstrated solid International results, improvements in Retirement and Protection and good sales momentum in the fourth quarter,” said Michael D. Fraizer, chairman and chief executive officer. “However, as a result of losses in the U.S. Mortgage Insurance business, our overall results for the quarter and the year were not acceptable. We are taking aggressive actions on several fronts to improve performance in 2011 and beyond, including strengthening U.S. Mortgage Insurance reserves while maintaining good capital flexibility to support new business growth. We are intensely focused on restoring under-performing business lines to acceptable return levels for the capital allocated while sustaining good performance in our other business lines.”

Fourth Quarter Developments & Highlights

Sales and Earnings Growth

•	Sales of the ColonySM TermUL product grew 41 percent versus the traditional term and ColonySM TermUL products sales in the prior year.

•	Individual long term care (LTC) insurance sales increased 30 percent versus the prior year, marking the seventh sequential quarter of growth.

•	Wealth management net flows were $646 million, the seventh consecutive quarter of positive net flows, and assets under management (AUM) grew to $24.7 billion.

•	Flow new insurance written (NIW) in Canada increased 15 percent[1] from the prior year.

•	Canada and Australia mortgage insurance loss ratios improved year over year from continued favorable economic conditions and ongoing loss mitigation benefits.

•	Lifestyle protection loss ratio improved to 16 percent in the fourth quarter from 26 percent in the prior year from several pricing actions and improved claims levels.

•	Flow NIW in U.S. MI grew 44 percent from the prior year and eight percent from the prior quarter.

U.S MI Loss Trends

•	Loss trends in the U.S. MI business resulted in approximately $350 million pre-tax reserve strengthening in the quarter.

•

Loss mitigation activities, including workouts, presales, policy rescissions and targeted settlements, net of reinstatements, resulted in $126 million of savings in the quarter, a decline from the third quarter as loan modifications slowed.

•	Cures as a percentage of beginning of period delinquencies declined sequentially from 23 percent to 21 percent reflecting lower modifications.

•	Total flow delinquencies declined three percent sequentially from higher paid claims and lower new delinquencies, particularly as new delinquencies declined in the 2006 through 2008 vintages.

•

Average flow reserve per delinquent loan increased to $24,300 from $20,400 reflecting the aging delinquency inventory and related reserve strengthening. Genworth continued to execute its capital flexibility strategy, making good progress on multiple fronts to support new business and overall financial strength.

Business Mix

•	In January 2011, Genworth announced its plan to exit sales of variable annuities.

Capital & Investments

•	Regulatory capital ratios in Canada, Australia and lifestyle protection remained strong and well in excess of regulatory requirements.

•	Consolidated U.S. life companies ended the quarter with a risk based capital (RBC) ratio of approximately 390 percent[4], well in excess of the company’s year end 2010 base target of 350 percent.

•

The consolidated risk-to-capital ratio across the U.S. mortgage insurance companies rose to 21.9:1[4] from 17.8:1 in the third quarter of 2010. In January 2011, Genworth’s primary U.S. mortgage insurance company, Genworth Mortgage Insurance Corporation (GEMICO), was granted a two-year risk-to-capital waiver by the State of North Carolina that provides the company the flexibility to write new business in the event that its risk-to-capital ratio exceeds 25:1.

•

Investment portfolio credit related impairments, net of tax, declined to $24 million from $74 million a year ago, while yields remained stable sequentially and the company continued to execute hedging transactions to sustain yields in the low interest rate environment.

•

Genworth’s holding company ended the quarter with $1.0 billion of cash and highly liquid securities. Also in the quarter, the company repaid all outstanding borrowings under its credit facilities and issued $400 million of debt. The holding company received dividends of $342 million primarily supported by its international companies and expects to receive the same level in 2011.

[4]	Company estimate for the fourth quarter of 2010, due to the timing of the filing of statutory statements

Segment Results

Net operating income (loss) presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The percentage changes, including the impact of foreign exchange, are included in a table at the end of this press release. The impact of foreign exchange on results in the fourth quarter of 2010 was a favorable $2 million versus the prior year quarter.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Retirement and Protection

Retirement and Protection Net Operating Income (in millions)	Q4 10	Q4 09
Life Insurance	$42	$43
Long Term Care	43	49
Wealth Management	11	7
Retirement Income
Fee-Based	21	18
Spread-Based	21	12

Total Retirement and Protection	$138	$129

Sales (in millions)	Q4 10	Q4 09
Life Insurance	$74	$55
Long Term Care	83	63
Wealth Management
Gross Flows	1,582	1,497
Net Flows	646	605
Retirement Income
Fee-Based	254	204
Spread-Based	185	104

Assets Under Management[5] (in millions)	Q4 10	Q4 09
Wealth Management	$24,740	$18,865
Retirement Income Fee-Based	8,981	8,257
Retirement Income Spread-Based	18,460	19,199

Total Assets Under Management	$52,181	$46,321

Retirement and Protection earnings increased seven percent to $138 million compared with $129 million a year ago. Consolidated U.S. life companies ended the quarter with a RBC ratio of approximately 390 percent4.

Life insurance earnings were $42 million compared with $43 million in the prior year from higher investment income, which was offset by continued lower persistency on blocks outside the level premium period. Total life sales increased 35 percent from the prior year reflecting a 30 percent increase in traditional universal life sales, and ColonySM TermUL product grew 41 percent versus traditional term and ColonySM TermUL products sold a year ago. Average face amount on new business increased by 16 percent to over $350,000 reflecting progress in penetrating the mass affluent market.

LTC earnings decreased $6 million to $43 million reflecting higher claims experience on older blocks, partially offset by improved investment yields and new business profitability. Results in the quarter included an approximately $13 million reserve increase associated with an annual review of claims duration and a $17 million favorable adjustment to defer costs associated with the sale of policies that were incorrectly expensed as a result of a system conversion in late 2008. Individual LTC sales increased $9 million year over year, mainly from growth in the independent channel.

Wealth management earnings increased to $11 million reflecting revenue growth associated with steadily increasing average AUM and lower taxes, partially offset by planned expense increases associated with new business growth initiatives. The business experienced positive net flows in the quarter of $646 million.

[5]	Assets under management represent account values, net of reinsurance, and managed third-party assets.

Retirement income fee-based earnings were $21 million, up from $18 million in the prior year quarter, primarily from $3 million favorable tax items. Total variable annuity sales were $254 million compared with $204 million in the prior year quarter. In January 2011, the company announced that it will discontinue sales of group and individual variable annuities.

Retirement income spread-based earnings increased to $21 million, compared with $12 million in the prior year quarter, from improved investment performance from lower cash balances, favorable mortality and lower lapse rates. Total spread-based AUM decreased to $18.5 billion.

International

International Net Operating Income (Loss) (in millions)	Q4 10	Q4 09
Mortgage Insurance
Canada	$46	$37
Australia	55	45
Other International	(3)	(4)
Lifestyle Protection	19	23

Total International	$117	$101

Sales (in billions)	Q4 10	Q4 09
Mortgage Insurance (MI)
Flow
Canada	$5.6	$4.7
Australia	5.9	8.7
Other International	0.6	0.9
Bulk
Canada	0.9	0.3
Australia	1.5	—
Other International	1.6	—

Total International MI	$16.1	$14.6

Lifestyle Protection	$0.4	$0.5

International earnings increased 14 percent1 to $117 million primarily driven by improved earnings in Canada and Australia.

In Canada, national home prices remained flat over 2009 levels while on a sequential basis home prices increased modestly. The quarter end unemployment rate improved sequentially to 7.6 percent from 8.0 percent.

Canadian operating earnings increased 19 percent1 from the prior year primarily from lower losses and higher revenues, partially offset by higher debt and volume related expenses. The loss ratio declined to 32 percent in the fourth quarter from 39 percent in the prior year with lower severity reflecting improved economic conditions.

Flow NIW in Canada increased 15 percent1 from the prior year quarter from an estimated increase in share and growth in the mortgage origination market as employment trends and improved consumer confidence contributed to higher mortgage volumes.

The regulatory capital ratio in Canada increased sequentially to 156 percent4 from 153 percent, well in excess of requirements. GAAP book value for the Canada MI business was $2.6 billion at quarter end, of which $1.5 billion represented Genworth’s 57.5 percent ownership interest.

In Australia, increases in national home prices are estimated to have flattened sequentially and increased modestly over 2009 levels. The quarter end unemployment rate improved sequentially to 5.0 percent from 5.1 percent.

Australia operating earnings increased 16 percent1 from the prior year as improved loss experience and lower taxes were partially offset by increased use of reinsurance. The loss ratio decreased to 37 percent, a reduction of eight points compared to a year ago and one point sequentially, reflecting improved economic conditions and ongoing loss mitigation benefits. Flow NIW decreased 36 percent1 compared to the prior year primarily reflecting a smaller originations market. The recent flooding in Australia affected areas where the company has approximately four percent of its risk in force (RIF). While it is currently unclear how many policies are affected by the flooding, mortgage insurance policies do not cover physical damage, including flooding. Based on available information to date, these conditions are not expected to have a material impact on the company’s financial results. The company will continue to work with its distribution partners and borrowers to handle any developments appropriately.

The regulatory capital ratio in Australia was 153 percent4, well in excess of requirements. GAAP book value for Australia mortgage insurance at quarter end was $1.9 billion.

Lifestyle protection earnings were $19 million, compared to $23 million in the prior year period. Results in the prior year included a $6 million benefit related to lower taxes. Current quarter earnings reflected a 21 percent decline in new claim registrations and ongoing benefits from product re-pricing and distributor contract restructuring, partially offset by lower business volumes and higher expenses associated with enhancing distribution capabilities. Sales decreased by three percent1, reflecting low levels of consumer lending in Europe. Lifestyle protection loss ratio improved to 16 percent in the fourth quarter from 26 percent in the prior year from several pricing actions and improved claims levels. The regulatory capital ratio ended the quarter at 249 percent4, well in excess of requirements.

U.S. Mortgage Insurance

U.S. Mortgage Insurance (in millions)	Q4 10	Q4 09
Net Operating Loss	$(352)	$(74)

Primary Sales (in billions)	Q4 10	Q4 09
Flow	$2.6	$1.8
Bulk	0.6	0.4

Total Primary Sales	$3.2	$2.2

U.S. MI had a $352 million net operating loss reflecting approximately $350 million pre-tax of reserve strengthening, higher paid claims, a decline in loan modifications and continued aging trends in the delinquency inventory, which more than offset a decline in new delinquencies. Paid claims totaled $268 million. The reserve strengthening included approximately $150 million associated with lower cure rates and lower modification benefits in the current period and approximately $200 million reflecting anticipated declines in cure rates going forward. As a result of this reserve strengthening, year end reserves covered approximately 70% of RIF in foreclosure.

Genworth continued to execute its capital flexibility strategy, making good progress on multiple fronts to support new business and overall financial strength.

•

Effective with year end statutory financials, the company completed an intercompany, non-cash preferred securities exchange transaction that resulted in an increase to statutory capital of approximately $220 million in its U.S. mortgage insurance companies. This transaction increased U.S. mortgage insurance statutory capital without impacting the capital of Genworth’s life insurance companies or the Genworth holding company. At the end of 2010, the combined U.S. MI statutory risk-to-capital ratio was 21.9:1[4], within the regulatory parameters of 25:1.

•

In January 2011, Genworth’s primary mortgage insurance company, GEMICO, was granted a two-year risk-to-capital waiver by the State of North Carolina. The waiver gives GEMICO the ability to continue to write new business in the event that its risk-to-capital ratio exceeds 25:1 for a two-year period.

•

Genworth remains in a constructive dialogue with the government sponsored enterprises (GSEs) in connection with potential legal entity stacking strategies that would provide additional capital flexibility.

Total flow delinquencies declined three percent sequentially in the fourth quarter, reflecting lower new delinquencies and higher paid claims. New flow delinquencies also decreased five percent sequentially, diverging from the normal seasonal pattern of increased delinquencies. At the same time, the inventory of delinquent loans continued to shift to later stage delinquencies with delinquencies that have missed 12 payments or more representing 38 percent of inventory, up from 35 percent in the third quarter. Including the fourth quarter reserve strengthening, the flow average reserve per delinquency increased to $24,300 from $20,400 on a sequential basis.

Loss mitigation activities, including workouts, presales, policy rescissions and targeted settlements, net of reinstatements, resulted in $126 million of savings in the quarter, a decline from the third quarter as loan modifications have slowed. Based upon reporting from the GSEs and certain servicers, 2,439 loans with Genworth mortgage insurance coverage were modified through the Home Affordable Modification Program (HAMP) and 5,439 were modified through other programs, compared to 3,312 and 6,035, respectively, in the third quarter of 2010. Full year loss mitigation savings were $734 million.

Flow NIW increased sequentially by eight percent as the mortgage insurance market size increased modestly. The company’s market share is estimated to be 15 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $1.0 billion of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

Gross bulk losses were $14 million. Genworth’s bulk RIF declined to $539 million compared with $771 million in the year ago quarter.

Corporate and Other

Corporate and Other (in millions)	Q4 10	Q4 09
Net Operating Loss	$(38)	$(62)

Corporate and Other net operating loss was $38 million compared with $62 million in the prior year quarter. Results in the current year reflect lower taxes and improved investment income from fixed maturity redemptions and limited partnership distributions of approximately $7 million.

Investments

The core yield remained stable at 4.7 percent despite declining interest rates. In addition, during the quarter, the company entered into $1.7 billion of interest rate hedging transactions for the benefit of its LTC business. The company entered into an additional $1.0 billion of similar transactions in January 2011.

Net loss in the quarter included $26 million of net investment losses, net of tax and other adjustments. Excluding $2 million of mark to market valuation gains from securitization entities, after tax net investment losses were $28 million, which included $24 million net of other-than-temporary impairments.

Net unrealized investment losses were $100 million, net of tax and other items, as of December 31, 2010, compared with $1,398 million as of December 31, 2009. The fixed maturity securities portfolio had gross unrealized investment gains of $2.2 billion compared with $1.3 billion as of December 31, 2009 and gross unrealized investment losses of $1.7 billion compared with $3.5 billion as of December 31, 2009.

Stockholders’ Equity

Stockholders’ equity as of December 31, 2010 increased to $13.9 billion, or $28.31 per share, compared with $12.3 billion, or $25.12 per share, as of December 31, 2009. Stockholders’ equity, excluding accumulated other comprehensive income (loss), as of December 31, 2010 was $12.4 billion, or $25.26 per share, compared with $12.4 billion, or $25.46 per share, as of December 31, 2009.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading Fortune 500 global financial security company. Genworth has more than $100 billion in assets and employs approximately 6,500 people with a presence in more than 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of more than 15 million customers. Genworth operates through three segments: Retirement and Protection, U.S. Mortgage Insurance and International. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit Genworth.com. From time to time Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of Genworth.com.

Conference Call and Financial Supplement Information

This press release and the fourth quarter 2010 financial supplement are now posted on the company’s website. The slide presentation to be used during the conference call will be available on the company’s website during the call. Investors are encouraged to review these materials.

Genworth will conduct a conference call on February 2, 2011 at 9 a.m. (ET) to discuss the quarter’s results and the strategic update for the company. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s February 2, 2011 conference call is 888 401.4675 or 719 325.2277 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); passcode 2189430, through February 15, 2011.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that net operating income (loss), and measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) is not a substitute for GAAP net income (loss). In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) during the periods presented in this press release other than a $106 million tax benefit related to separation from the company’s former parent recorded in the first quarter of 2010. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) for the three and twelve months ended December 31, 2010 and 2009.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance. Management regularly monitors and reports the sales metric as a measure of volume of new and renewal business generated in a period. “Sales” refer to: (1) annualized first-year premiums for term life, long term care and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable products; (3) gross and net flows, which represent gross flows less redemptions, for the wealth management business; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for lifestyle protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums, net of cancellations, for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than measures of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its wealth management business, insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date, rather than measures of the company’s revenues or profitability during that period.

This press release also includes a metric related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales and other loan workouts and claim mitigation actions. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this metric helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including downturns and volatility in equity and credit markets, downgrades in the company’s financial strength or credit ratings, interest rate fluctuations and levels, adverse capital and credit market conditions, the valuation of fixed maturity, equity and trading securities, defaults, downgrade or other events impacting the value of the company’s fixed maturity securities portfolio, defaults on commercial mortgage loans or investments in commercial mortgage-backed securities, goodwill impairments, the soundness of other financial institutions, inability to access the company’s credit facilities, an adverse change in risk based capital and other regulatory requirements, insufficiency of reserves, legal constraints on dividend distributions by the company’s subsidiaries, competition, availability, affordability and adequacy of reinsurance, defaults by counterparties, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems, the occurrence of natural or man-made disasters or a pandemic and the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•

Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in force long term care insurance products, medical advances, such as genetic research and diagnostic imaging, and related legislation, unexpected changes in persistency rates, ability to continue to implement actions to mitigate the impact of statutory reserve requirements and the failure of demand for long term care insurance to increase;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance default rates or severity of defaults, the significant portion of high loan to value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value loans, competition with government owned and government sponsored enterprises offering mortgage insurance and changes in regulations;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including increases in mortgage insurance default rates or severity of defaults, uncertain results of continued investigations of insured U.S. mortgage loans, possible rescissions of coverage and the results of objections to the company’s rescissions, the extent to which loan modifications and other similar programs may provide benefits to the company, unexpected changes in unemployment rates, further deterioration in economic conditions or a further decline in home prices, changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac), competition with government owned and government sponsored enterprises offering mortgage insurance (including the Federal Housing Administration), changes in regulations that affect the U.S. MI business, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, the impact of the use of reinsurance with reinsurance companies affiliated with mortgage lending customers, legal actions under Real Estate Settlement Procedures Act of 1974, potential liabilities in connection with the company’s U.S. contract underwriting services and problems associated with foreclosure process defects that may defer claim payments;

•

Other risks, including the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuation.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248 alicia.charity@genworth.com

Media:	Al Orendorff, 804 662.2534 alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Revenues:
Premiums	$1,467	$1,523	$5,854	$6,019
Net investment income	863	782	3,266	3,033
Net investment gains (losses)	(39)	(96)	(143)	(1,041)
Insurance and investment product fees and other	300	252	1,112	1,058

Total revenues	2,591	2,461	10,089	9,069

Benefits and expenses:
Benefits and other changes in policy reserves	1,837	1,368	5,994	5,818
Interest credited	205	221	841	984
Acquisition and operating expenses, net of deferrals	519	503	1,965	1,884
Amortization of deferred acquisition costs and intangibles	166	180	756	782
Interest expense	119	87	457	393

Total benefits and expenses	2,846	2,359	10,013	9,861

Income (loss) before income taxes	(255)	102	76	(792)
Provision (benefit) for income taxes	(129)	27	(209)	(393)

Net income (loss)	(126)	75	285	(399)
Less: net income (loss) attributable to noncontrolling interests	35	35	143	61

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(161)	$40	$142	$(460)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.33)	$0.08	$0.29	$(1.02)

Diluted	$(0.33)	$0.08	$0.29	$(1.02)

Weighted-average common shares outstanding:
Basic	489.6	488.6	489.3	451.1

Diluted	489.6	492.2	492.8	451.1

Reconciliation of Net Operating Income (Loss) to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Net operating income (loss):
Retirement and Protection segment	$138	$129	$485	$424
International segment	117	101	434	385
U.S. Mortgage Insurance segment	(352)	(74)	(580)	(459)
Corporate and Other	(38)	(62)	(213)	(152)

Net operating income (loss)	(135)	94	126	198
Adjustments to net operating income (loss):
Net investment gains (losses), net of taxes and other adjustments	(26)	(54)	(90)	(658)
Net tax benefit related to separation from the company’s former parent	—	—	106	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	(161)	40	142	(460)
Add: net income attributable to noncontrolling interests	35	35	143	61

Net income (loss)	$(126)	$75	$285	$(399)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.33)	$0.08	$0.29	$(1.02)

Diluted	$(0.33)	$0.08	$0.29	$(1.02)

Net operating income (loss) per common share:
Basic	$(0.28)	$0.19	$0.26	$0.44

Diluted	$(0.28)	$0.19	$0.26	$0.44

Weighted-average common shares outstanding:
Basic	489.6	488.6	489.3	451.1

Diluted	489.6	492.2	492.8	451.1

Condensed Consolidated Balance Sheets

(Amounts in millions)

	December 31, 2010	December 31, 2009
Assets
Cash, cash equivalents and invested assets	$72,302	$69,208
Deferred acquisition costs	7,256	7,341
Intangible assets	741	934
Goodwill	1,329	1,324
Reinsurance recoverable	17,191	17,332
Deferred tax and other assets	1,910	1,046
Separate account assets	11,666	11,002

Total assets	$112,395	$108,187

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$30,717	$29,469
Policyholder account balances	26,978	28,470
Liability for policy and contract claims	6,933	6,567
Unearned premiums	4,541	4,714
Deferred tax and other liabilities	7,706	6,601
Borrowings related to securitization entities	494	—
Non-recourse funding obligations	3,437	3,443
Short-term borrowings	—	930
Long-term borrowings	4,952	3,641
Separate account liabilities	11,666	11,002

Total liabilities	97,424	94,837

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,095	12,034
Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	21	(1,151)
Net unrealized gains (losses) on other-than-temporarily impaired securities	(121)	(247)

Net unrealized investment gains (losses)	(100)	(1,398)

Derivatives qualifying as hedges	924	802
Foreign currency translation and other adjustments	668	432

Total accumulated other comprehensive income (loss)	1,492	(164)
Retained earnings	2,973	3,105
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	13,861	12,276
Noncontrolling interests	1,110	1,074

Total stockholders’ equity	14,971	13,350

Total liabilities and stockholders’ equity	$112,395	$108,187

Impact of Foreign Exchange on Operating Results6

Three months ended December 31, 2010

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[7]
International:
Total operating income	16%	14%

Canada Mortgage Insurance (MI):
Net operating income	24%	19%
Flow new insurance written	19%	15%

Australia MI:
Net operating income	22%	16%
Flow new insurance written	(32)%	(36)%

Lifestyle Protection:
Sales	(8)%	(3)%

[6]	All percentages are comparing the fourth quarter of 2010 to the fourth quarter of 2009 unless otherwise stated.
[7]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

(Assets – amounts in billions)	For the three months ended December 31, 2010
Reported Total Invested Assets and Cash	$71.6
Subtract:
Securities lending	0.8
Unrealized gains (losses)	1.3
Derivative counterparty collateral	0.8

Adjusted end of period assets	$68.7

Average Invested Assets Used in Reported Yield Calculation	$68.7
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities (1)	0.5

Average Invested Assets Used in Core Yield Calculation	$68.2

(Income – amounts in millions)
Reported Net Investment Income	$863
Subtract:
Bond calls and commercial mortgage loan prepayments	13
Reinsurance (2)	20
Other non-core items (3)	31
Restricted commercial mortgage loans and other invested assets related to securitization entities (1)	7

Core Net Investment Income	$792

Reported Yield	5.0%

Core Yield	4.7%

(1)

Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets required to be consolidated under a new accounting standard effective January 1, 2010.

(2)	Represents imputed investment income related to a reinsurance agreement in the lifestyle protection insurance business.
(3)	Includes mark-to-market adjustment on assets supporting executive deferred compensation and various other immaterial items.